Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made and entered into as of the 18th day of March, 2010, by and between Lydall, Inc., a Delaware corporation (the “Company”), and Kevin T. Longe (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive (the “Parties”) are parties have entered an Employment Agreement dated January 10, 2007 (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement as set forth below relating to the employment of the Executive by the Company and/or one of its subsidiaries;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.1 Benefits Upon Termination Without Cause of For Good Reason (No Change of Control). Section 8 of the Agreement is amended such that the following is added as paragraph (g) immediately after the paragraph (f) under Section 8:

(g) Amounts payable pursuant to this Section 8, shall commence on the thirtieth (30th) day after the Employee’s termination of employment contingent upon the Employee executing the release described above at least seven (7) days prior to that date. The first such payment shall include any amounts which would have been payable prior to such 30th day notwithstanding this provision. If the release specified in paragraph (f) is not signed by such date, all amounts payable pursuant to this Section 8 shall be forfeited.

1.2 Benefits Upon Termination Without Cause of For Good Reason (Change of Control). Section 9 of the Agreement is amended such that the following is added as paragraph (k) immediately after the paragraph (j) under Section 9:

(k) Amounts payable pursuant to this Section 9, shall commence on the thirtieth (30th) day after the Employee’s termination of employment contingent upon the Employee executing the release described above at least seven (7) days prior to that date. The first such payment shall include any amounts which would have been payable prior to such 30th day notwithstanding this provision. If the release specified in paragraph (j) is not signed by such date, all amounts payable pursuant to this Section 9 shall be forfeited.

1.3 Ratification of Agreement. Except as expressly modified hereby all of the terms and conditions of the Agreement shall remain valid and binding on the parties and the parties hereby ratify and affirm such terms and conditions.

1.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year indicated below.

Lydall, Inc.

By:	/s/ Dale G. Barnhart	3/15/10
	Dale G. Barnhart	Date
President and CEO

	/s/ Kevin T. Longe	3/18/10
	Kevin T. Longe	Date